Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: September 2006

1)	Beginning of the Month Principal Receivables:	$43,700,174,321.68
2)	Beginning of the Month Finance Charge Receivables:	$663,011,623.13
3)	Beginning of the Month AMF Receivables:	$65,258,052.64
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$44,428,443,996.57

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$43,146,995,607.59
16)	End of the Month Finance Charge Receivables:	$669,054,045.52
17)	End of the Month AMF Receivables	$63,820,299.43
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$43,879,869,952.54

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$34,875,548,233.47

22)	End of the Month Seller Percentage	19.17%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: September 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	392,276	$513,067,896.08
	3)	60 - 89 days delinquent	248,532	$340,375,542.48
	4)	90+ days delinquent	501,529	$732,005,576.28

	5)	Total 30+ days delinquent	1,142,337	$1,585,449,014.84

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.61%

7)	Defaulted Accounts during the Month		152,915	$173,215,673.12

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.76%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: September 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,622,761,320.86	17.16%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,891,545,542.50	15.77%

	3)	Prior Month Billed Finance Charges and Fees	$525,382,451.72
	4)	Amortized AMF Income	$38,021,532.22
	5)	Interchange Collected	$107,723,586.65
	6)	Recoveries of Charged Off Accounts	$65,214,777.34
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$736,342,347.93	20.22%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: August 2006

1)	Beginning Unamortized AMF Balance			$200,554,973.32
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$32,894,962.65
	4)	- Amortized AMF Income	$38,021,532.22
5)	Ending Unamortized AMF Balance			$195,428,403.75

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables